Exhibit 99.1

Tilly’s, Inc. Announces Fourth Quarter Fiscal 2014 Results

Introduces First Quarter Fiscal 2015 Outlook

• Fourth Quarter Net Sales of $152.8 million; Comp Store Sales Increased 2.9%

• Fourth Quarter EPS Increased 32% to $0.25

• Appoints Jason Nazar as Director

Irvine, CA – March 18, 2015 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the fourth quarter of fiscal 2014 ended January 31, 2015.

“I am very pleased with the continued progress we have made on our initiatives to increase sales and profitability, which delivered positive comparable stores sales and fourth quarter earnings above our upwardly revised expectations and up 32% year-over-year. We achieved healthy product margins and exited this period with inventory well positioned for the Spring season,” commented Daniel Griesemer, President and Chief Executive Officer. “I am very proud of the hard work and disciplined execution of our team during the past year. The fundamentals of our business are strong and I believe we are prepared to take advantage of the opportunities we see to further improve our business performance in fiscal 2015 and the longer term.”

For the fourth quarter ended January 31, 2015:

•	Total net sales were $152.8 million, an increase of 9.2% compared to $139.9 million in the fourth quarter of 2013.

•	Comparable store sales, which include e-commerce sales, increased 2.9% compared to the same 13-week period in 2013.

•	Gross profit increased 13.2% to $49.0 million compared to $43.3 million in the fourth quarter of 2013. Gross margin was 32.1% compared to 30.9% in the fourth quarter of 2013. The increase was primarily due to a 40 basis point increase in product margins and lower buying, distribution and occupancy costs as a percentage of net sales due to positive comparable store sales.

•	Operating income was $11.2 million and included $1.0 million in non-cash store asset impairment charges recorded in the fourth quarter. This compares to operating income of $8.5 million in the fourth quarter of 2013, which included $1.8 million in non-cash store asset impairment charges.

•	Net income was $7.1 million, or $0.25 per diluted share, based on a weighted average diluted share count of 28.1 million shares and an effective tax rate of approximately 37%, reflecting a lower rate than expected primarily due to certain tax credits. This compares to net income in the fourth quarter of 2013 of $5.4 million, or $0.19 per diluted share, based on a weighted average diluted share count of 28.2 million shares and an effective tax rate of approximately 36% due to a one-time tax benefit related to return to provision adjustments.

For the fifty-two weeks ended January 31, 2015:

•	Total net sales were $518.3 million, an increase of 4.5% compared to $495.8 million for the prior year.

•	Comparable store sales, which include e-commerce sales, decreased 2.8% compared to the prior year.

•	Gross profit increased 3.1% to $155.5 million compared to $150.8 million in the prior year. Gross margin was 30.0%, compared to 30.4% in the prior year. The decrease was primarily due to a 20 basis point increase in product margins, offset primarily by higher buying, distribution and occupancy costs as a percentage of net sales due to negative comparable store sales.

•	Operating income was $23.2 million compared to $29.7 million in the prior year.

•	Net income was $14.1 million, or $0.50 per diluted share, based on a weighted average diluted share count of 28.1 million shares. This compares to net income in the prior year of $18.1 million, or $0.65 per diluted share, based on a weighted average diluted share count of 28.1 million shares.

Balance Sheet and Liquidity

As of January 31, 2015, the Company had $84.7 million of cash and marketable securities and no borrowings or debt outstanding on its revolving credit facility.

Company Appoints E-Commerce Executive to the Board

The Company also announced that Jason Nazar was appointed to the Company’s Board of Directors on March 12, 2015. Mr. Nazar is the Co-Founder of Docstoc, Inc., an online subscription service for small businesses, where he served as Chief Executive Officer from August 2006 through Docstoc’s sale to Intuit Inc. in December 2013. Prior to founding Docstoc, Mr. Nazar was a Partner with Venature, LLC, a venture consulting firm, and currently is a Director of Carelinx Inc., a private health care company.

“We are pleased to welcome Jason Nazar to the Tilly’s Board of Directors,” said Hezy Shaked, Executive Chairman. “Mr. Nazar’s executive experience with e-commerce and online business strategy will be of immense value as we continue to focus on that important aspect of our business.”

First Quarter 2015 Outlook

The Company expects first quarter comparable store sales to increase in the low single digits, and net income per diluted share to be in the range of $0.03 to $0.05. This assumes an anticipated effective tax rate of approximately 40% and a weighted average diluted share count of 28.2 million shares. First quarter 2014 net income per diluted share was $0.02, based on a weighted average diluted share count of 28.2 million shares.

Conference Call Information

A conference call to discuss the financial results is scheduled for today, March 18, 2015, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (888) 468-2440 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until April 1, 2015, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 1076080. Please note participants must enter the conference identification number in order to access the replay.

About Tilly’s

Tilly’s is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tilly’s is headquartered in Southern California and, as of March 18, 2015, operated 211 stores and through its website, www.tillys.com.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future net income, future gross, operating or product margins, anticipated tax rate, and market share and our business and strategy, including but not limited to store expansion, expansion of brands and exclusive relationships, development and growth of our ecommerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our ecommerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on April 1, 2014, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	January 31, 2015	February 1, 2014

ASSETS
Current assets:
Cash and cash equivalents	$49,789	$25,412
Marketable securities	34,957	34,943
Receivables	4,682	8,545
Merchandise inventories	51,507	46,266
Prepaid expenses and other current assets	12,349	11,772

Total current assets	153,284	126,938
Property and equipment, net	101,335	100,936
Other assets	2,932	4,533

Total assets	$257,551	$232,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,109	$19,645
Deferred revenue	7,075	6,214
Accrued compensation and benefits	5,911	4,975
Accrued expenses	12,325	9,241
Current portion of deferred rent	6,070	5,395
Current portion of capital lease obligation/Related party	806	758

Total current liabilities	55,296	46,228
Long-term portion of deferred rent	41,875	42,756
Long-term portion of capital lease obligation/Related party	1,694	2,500

Total long-term liabilities	43,569	45,256

Total liabilities	98,865	91,484

Commitments and contingencies

Stockholders’ equity:
Common stock (Class A), $0.001 par value; January 31, 2015 - 100,000 shares authorized, 11,546 shares issued and outstanding; February 1, 2014 - 100,000 shares authorized, 11,361 shares issued and outstanding	11	11
Common stock (Class B), $0.001 par value; January 31, 2015- 35,000 shares authorized, 16,544 shares issued and outstanding; February 1, 2014 - 35,000 shares authorized, 16,642 shares issued and outstanding	17	17
Preferred stock, $0.001 par value; January 31, 2015 and February 1, 2014 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	126,565	122,886
Retained earnings	32,072	17,997
Accumulated other comprehensive income	21	12

Total stockholders’ equity	158,686	140,923

Total liabilities and stockholders’ equity	$257,551	$232,407

Tilly’s, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014

Net sales	$152,817	$139,896	$518,294	$495,837
Cost of goods sold (includes buying, distribution, and occupancy costs) (1)	103,815	96,611	362,762	345,015

Gross profit (1)	49,002	43,285	155,532	150,822
Selling, general and administrative expenses (1)	37,796	34,814	132,343	121,085

Operating income	11,206	8,471	23,189	29,737
Other (expense) income, net	4	(29)	(14)	(9)

Income before income taxes	11,210	8,442	23,175	29,728
Income tax expense	4,105	3,025	9,100	11,591

Net income	$7,105	$5,417	$14,075	$18,137

Basic earnings per share of Class A and Class B common stock	$0.25	$0.19	$0.50	$0.65
Diluted earnings per share of Class A and Class B common stock	$0.25	$0.19	$0.50	$0.65
Weighted average basic shares outstanding	28,031	27,983	28,013	27,822
Weighted average diluted shares outstanding	28,113	28,190	28,078	28,116

(1)	Gross profit in the fourth quarter and the full year fiscal 2013 includes a $0.5 million and a $1.5 million, respectively, reclassification of stock-based compensation and benefits expense from selling, general and administrative expenses to cost of goods sold to correct for an immaterial prior period error.

Tilly’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Fiscal Year Ended
	January 31, 2015	February 1, 2014	February 2, 2013

Cash flows from operating activities
Net income	$14,075	$18,137	$23,893
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,237	19,367	16,679
Loss on disposal of assets	118	140	111
Impairment of assets	1,007	1,840	—
Gain on sales and maturities of marketable securities	(116)	(176)	28
Deferred income taxes	(1,156)	304	6,689
Stock-based compensation expense	3,499	3,106	9,570
Excess tax benefit from stock-based compensation	(22)	(157)	(95)
Changes in operating assets and liabilities:
Receivables	3,863	(2,611)	21
Merchandise inventories	(5,241)	329	(9,927)
Prepaid expenses and other assets	2,051	(1,861)	(12,930)
Accounts payable	3,720	1,554	1,431
Accrued expenses	3,662	(1,796)	(1,470)
Accrued compensation and benefits	936	(1,119)	(1,442)
Deferred rent	(206)	5,976	8,584
Deferred revenue	861	761	588

Net cash provided by operating activities	48,288	43,794	41,730

Cash flows from investing activities
Purchase of property and equipment	(23,636)	(42,701)	(33,298)
Proceeds from sale of property and equipment	41	79	17
Purchases of marketable securities	(59,884)	(44,908)	(75,377)
Maturities of marketable securities	60,000	50,000	35,510
Insurance proceeds from casualty loss	—	—	822

Net cash used in investing activities	(23,479)	(37,530)	(72,326)

Cash flows from financing activities
Payment of capital lease obligation	(758)	(712)	(668)
Proceeds from exercise of stock options	304	2,389	890
Excess tax benefit from stock-based compensation	22	157	95
Net proceeds from initial public offering	—	—	106,789
Distributions	—	—	(84,287)

Net cash (used in) provided by financing activities	(432)	1,834	22,819

Change in cash and cash equivalents	24,377	8,098	(7,777)
Cash and cash equivalents, beginning of period	25,412	17,314	25,091

Cash and cash equivalents, end of period	$49,789	$25,412	$17,314

Tilly’s, Inc.

Store Count and Square Footage

	Stores Open at Beg of Qtr	Stores Opened During Qtr	Stores Closed During Qtr	Stores Open at End of Qtr	Total Gross Square Footage End of Qtr (in thousands)
2013 Q1	168	7	0	175	1,371
2013 Q2	175	7	0	182	1,423
2013 Q3	182	7	0	189	1,472
2013 Q4	189	7	1	195	1,513

2014 Q1	195	3	0	198	1,535
2014 Q2	198	6	1	203	1,563
2014 Q3	203	5	1	207	1,589
2014 Q4	207	5	0	212	1,622

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com